EXHIBIT 21.1

LIST OF REGISTRANT’S SUBSIDIARIES

Percentage Owned By NVIDIA Corporation	Country of Organization
NVIDIA Canada, Inc.	Canada
100%

NVIDA US Holding Company	United States
100%

NVIDA International, Inc.	Cayman Islands
100%

Percentage Owned By NVIDIA Holding Company
NVIDIA US Investment Company	United States
100%

Percentage Owned By NVIDIA International, Inc.
NVIDIA Singapore Pte Ltd	Singapore
100%

NVIDIA Pty Limited	Australia
100%

NVIDIA Ltd.	United Kingdom
100%

Percentage Owned By NVIDIA Ltd.
NVIDIA GmbH	Germany
100%